FOR IMMEDIATE RELEASE

Business Development Corporation of America Announces Increases to its Public Offering Price and Annualized Distribution

Increases Demonstrate BDCA’s Continued Success in Growing Portfolio NAV Through Execution of its Investment Strategy

New York, New York, August 19, 2013 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced today that its board of directors authorized an increase to the public offering price of its common shares from $11.00 to $11.10 per share on August 15, 2013. The change became effective with BDCA’s semi-monthly closing, which occurred on August 16, 2013, and is consistent with the Company’s pricing policy, which ensures that its net offering price will not exceed its net asset value (“NAV”) per share. The change was reflective of a continued increase in BDCA’s portfolio NAV.

As previously announced, BDCA intends to sustain a 7.75% annualized distribution rate, subject to further approval by its board of directors, with each subsequent public offering price increase. Therefore, the Company’s board of directors also authorized a corresponding increase to the Company’s annualized distribution, which also became effective with the semi-monthly closing, which occurred on August 16, 2013. BDCA’s board of directors will continue to review BDCA’s annualized distribution with each future change to the public offering price to determine whether the Company should continue to sustain a 7.75% annualized distribution rate.

The Company’s President and Chief Operating Officer, Peter M. Budko, noted, “We are extremely pleased to report continued positive portfolio results for BDCA. As the potential impact of Fed actions and rising interest rates produced downward pricing pressure on both bond and loan portfolios throughout the second quarter of 2013, BDCA was able to produce positive NAV growth and maintain its 7.75% annualized distribution rate. We continue to be most proud of the BDCA team’s ability to produce steady and positive performance in the face of uncertain market conditions, especially during the second quarter of 2013. As evidence of this, we are announcing yet another increase to both our public offering price and our distribution.”

About BDCA

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at www.bdcofamerica.com and http://www.sec.gov and may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objectives, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Contacts

Anthony J. DeFazio	Nicholas Radesca, CFO & Treasurer
DDCWorks	Business Development Corporation of America
tdefazio@ddcworks.com	nradesca@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)